Exhibit 10.17

Stillwater

Purchase Agreement

This Purchase Agreement (“Purchase Agreement”) effective 7/10/2023 ______________, is between Boxabl Inc., a Nevada Corporation having an address of 5345 East North Belt Road, North Las Vegas, NV 89115 USA (“Boxabl”) __and Bedz, LLC ___________________, having an address of _______ 13535 Tarrasa Ct. W, Jacksonville, FL 32225 _________________________ (“Buyer”). In this Purchase Agreement, Boxabl and Buyer are sometimes individually referred to as a “Party” and collectively as the “Parties” to this Purchase Agreement.

In consideration of the provisions of this Purchase Agreement, including the Purchase Price (defined below) payable by Buyer to Boxabl, the Parties agree as follows:

1. Agreement to Purchase. Boxabl agrees to sell, and Buyer agrees to purchase, the Order Amount of Units for the specified Unit Prices set forth in the Sales Order attached as Exhibit A. Options, features, or hardware released or changed by Boxabl after Buyer executes this Purchase Agreement may not be included in or available for the Units.

2. Deposit. A deposit of $_725,605 _______(“Deposit”) is due and payable at the time Buyer executes this Agreement. The Deposit will be credited against the total Purchase Price of the Order Amount in the manner specified in paragraph 6 below.

3. Buyer Acknowledgments. Buyer is purchasing the Order Amount of Units with a full and complete understanding of the conditions and circumstances precedent to the utilization of the Units, which are set forth in this paragraph.

(a) Government Approvals. As between Boxabl and Buyer, Buyer will be responsible for all governmental permits and inspections required for the placement of the Units at their intended sites and for occupancy of the Units, including utility service, wastewater and occupancy permits, as well as all site work and Unit finishing operations that are necessary to comply with all statutes, regulations, ordinances and building and zoning codes applicable thereto, including but not limited to wind ratings, snow loads, earthquake and anchoring requirements. The Units have been constructed to comply with worldwide-accepted building codes and, where applicable, the governing state’s requirements for modular and/or factory-built buildings. Notwithstanding the foregoing, depending on the authority having jurisdiction (“AHJ”), sections within the different international and national codes with standards to which the Units have been designed to comply may lend themselves to differing interpretations. Buyer acknowledges that, whether or not the local jurisdiction currently has or does not have a state- specific or modular housing certification, compliance with the specific construction and installation requirements of Buyer’s locality’s AHJ is the responsibility of Buyer, including, where applicable, or in conjunction with, Buyer’s locality-licensed general contractor.

(b) Site Preparation. Buyer is responsible for installation of the Units at their intended sites (which requires a crane or forklift), and utility, water and waste water hook-ups. It is Buyer’s responsibility to select such sites for the Units, and to perform site preparation for receiving the Units, including but not limited to foundation preparation, utility-line routing, well, town water, plumbing or septic field preparation, driveway construction, deck, steps, walkway, driveway installation, grading and landscaping, as is appropriate for the safe utilization and habitation of the Units.

Stillwater Project

(c) Unit Deployment. A crane is required for Unit deployment, and it is Buyer’s responsibility to make appropriate arrangements for having the crane available at the site or sites chosen for Unit deployment. The operations associated with the deployment of the folded floor, wall and roof portions of the Units are inherently dangerous and can lead to injury or death to those personnel involved in the deployment operations. Boxabl will provide unpacking instructions which must be followed during Unit deployment. For an additional fee, Boxabl will provide a deployment advisor to oversee and consult on the unpacking and installment operations. This does not relieve Buyer of its responsibilities under this agreement including, but not limited to, obtaining government approvals, preparing the site, procuring a general contractor, unpacking and installing the Unit, and obtaining a government assessment.

(d) Unit Finishing. The Units are not finished dwellings and will require finishing operations after deployment and prior to occupancy, such as but not limited to roof framing, roof decking and shingling, gutter installation, TPO roof installation or other weather sealing as Buyer desires, all of which will incur additional costs beyond the Purchase Price.

(e) Governmental Assessments. Boxabl will have no responsibility for any state, county, municipal, village or other local property taxes or assessments arising from the placement of the Units at their intended sites.

(f) Legal Purpose. Buyer represents that its intention to use the Units is for the legal purpose as reflected by Buyer’s insertion in Exhibit “B”, “Statement of Intended Use”.

4. Sales Taxes. The Purchase Price is inclusive of sales and use taxes as shown in a separate line item on the Purchase Invoice and corresponding with the jurisdiction of the shipment’s destination. Buyer is responsible for any additional tax, or other governmental fee, that may be owed, either in Boxabl’s or Buyer’s jurisdiction and which may arise out of the sale or use of any of the Order Amount of Units.

5. Shipment. The Order Amount of Units is to be shipped f.o.b. Boxabl’s factory in North Las Vegas, Nevada. Buyer is responsible for any risk to the Order Amount of Units from Boxabl’s factory to Buyer’s desired location(s).

6. Order Process; Cancellation; Changes. (a) After Buyer’s execution of this Purchase Agreement, Boxabl will schedule and take appropriate steps to prepare for the manufacture of the Order Amount of Units, at which point the Deposit will be deemed to have been earned. Prior to issuance of any Shipment Invoice (defined below), any shipment dates for Buyer’s Order Amount of Units that Boxabl may provide are only good faith estimates; Boxabl does not guarantee the date(s) when the Order Amount of Units will actually be manufactured or delivered. Boxabl will notify Buyer when each Unit of the Order Amount will be available for pick-up or, at Buyer’s option, shipment (“Shipment Date”) in a Shipment Invoice. In addition to a Shipment Date, the Shipment Invoice will also set forth the balance due for the Unit, which will be the Unit Price less a pro rata amount of the Deposit (“Balance Due”). Where multiple Units will be available for shipment within the same week, Boxabl may for convenience combine them into one.

(b) In the event Buyer seeks to cancel all or any part of its order following execution of this Purchase Agreement (or if Buyer breaches this Agreement following which Boxabl cancels the order), then at Boxabl’s election, in lieu of pursuing such remedies as may be accorded it under law, Boxabl may retain the Deposit as liquidated damages, prorated to the extent of the cancellation and as not otherwise prohibited by law. Buyer acknowledges that the Deposit is a fair and reasonable estimate of the actual damages that Boxabl may incur in storing, remarketing and reselling the Order Amount of Units, costs that are otherwise impracticable or extremely difficult to determine. If Boxabl does not elect to retain the Deposit as liquidated damages, then Boxabl shall have the full right to pursue such remedies against Buyer for Buyer’s cancellation (or breach) as are accorded it under law.

(c) Any Buyer-requested changes to design, or to specifications relating to the Order Amount of Units, including changes to features of the Units that Buyer had previously specified, must be approved by Boxabl in writing, and are subject to price adjustments in the Purchase Price and/or the Balance Due.

7. Shipment.

(a) Balance Due Payment. The amount shown on each Shipment Invoice is due on or before the Shipment Date. If Buyer does not pay in full the Balance Due by or on the Shipment Date set forth in the Shipment Invoice, then Boxabl shall have the right to hold back the affected Unit(s) and any remaining Units of the Order Amount until payment is made by Buyer for all remaining Units of the Order Amount. Further, Boxabl shall have the right to treat Buyer’s failure to pay in full the Balance Due as a cancellation of the remaining undelivered Order Amount, subject to Boxabl’s remedies set forth in paragraph 6 above. Under no circumstances will any undelivered portion of the Order Amount of Units be made available for shipment to Buyer if any Balance Due is not fully paid.

(b) Legal Title. Legal title to, or, as the case may be, Certificate of Origin of, each of the Order Amount of Units passes from Boxabl to Buyer when Boxabl ships each of the Order Amount of Units from Boxabl’s manufacturing facility in North Las Vegas, Nevada.

(c) Force Majeure. Shipment by Boxabl of any portion or all of the Order Amount of Units is subject to variables out of Boxabl’s control, including acts of God or public enemy, acts of governmental authorities in either its or their sovereign or contractual capacity, fires, power outages, floods, epidemics, pandemics, quarantine restrictions, strikes, labor unrest, unusually severe weather and civil unrest.

8. Disclaimer and Exclusion of Warranties.

(a) Boxabl warrants that its Unit(s) will be manufactured in accordance with the specifications provided in Exhibit “A”, and will be free from substantial defects in material or workmanship (“Covered Defect”), on the Shipment Date and for a period of the greater of (a) one year following the Shipment Date, or (b) the duration of any warranty applicable to the Unit(s) under governing law (“Limited Warranty”).

(b) To make a claim under Boxabl’s Limited Warranty, the Covered Defect must arise within the timeframe set forth in Section 8(a), above, and Buyer must notify Boxabl in writing within fourteen (14) days after discovery of the subject Covered Defect.

(c) Following receipt of a proper claim under the Limited Warranty, Boxabl has the right to inspect the Unit(s). Buyer agrees to grant Boxabl or its authorized representative access to the Unit(s) upon receiving notice of Boxabl’s intention to inspect.

(d) The Limited Warranty does not apply to any alleged conditions or defects aside from Covered Defects. The following list describes, without limitation, certain types of conditions or defects, and/or causes of conditions or defects, not covered by the Limited Warranty:

●	Acts of God, accident or casualty;
●	Failure to use the Unit(s) for its/their intended purpose;
●	Failure to maintain adequate internal climate;
●	Failure to perform customary routine maintenance;
●	Defective or poor workmanship in the Unit(s)’ installation;
●	Damage to the Unit(s) which may occur during the course of transport, delivery, and/or placement of the Unit(s);
●	Conditions or defects caused by or arising from site location or site preparation for the Unit(s), including but not limited to inadequate foundation, settling, shifting soil and ground water flow, ponding or drainage;
●	Damage to the Unit(s) caused by or arising as a result of improper deployment of floor portions, walls or wall portions, or roof portions;
●	Conditions resulting from alterations or improvements to the Unit(s) performed by any person or entity other than Boxabl following the Shipment Date;
●	Conditions resulting from installation of equipment or appurtenances performed by any person or entity other than Boxabl following the Shipment Date;
●	Conditions resulting from repairs to the Unit(s) or appliances, and/or heating and air conditioning equipment performed by any person or entity other than Boxabl following the Shipment Date;
●	Improper utility service, such as excessively high water pressure, excessive voltage or current spikes and/or malfunctioning waste water connections;
●	Normal wear and tear;
●	Governmental use, including all military, police and emergency shelter dispositions;
●	Commercial use;
●	Noncompliance of the Unit(s) with any location-specific statutes, regulations, ordinances, and/or building and zoning codes applicable thereto, including but not limited to wind ratings, snow loads, and earthquake and anchoring requirements, unless contrary to applicable law; and
●	Noncompliance of the Unit(s) with any specifications required for the issuance of a certificate of habitability, certificate of occupancy, and the like.

(e) Boxabl’s obligations under its Limited Warranty are limited to repair or replacement, at Boxabl’s option. In the case of replacement, if the identical relevant Unit component is not available, Boxabl will install a similar component of an equal or greater quality/finish than the component being replaced. Buyer agrees that any removed and replaced component becomes the property of Boxabl. Boxabl’s actions, in the form of repair or replacement pursuant to the Limited Warranty, shall not extend the limitations period applicable to the Limited Warranty set forth in Section 8(a), above. For the avoidance of doubt, Unit component(s) repaired or replaced pursuant to the Limited Warranty shall be subject to the same limitations period applicable to the relevant Unit as a whole.

(f) Boxabl disclaims and excludes from this Purchase Agreement all warranty obligations, express or implied, of merchantability or fitness for a particular purpose, or that otherwise exceed the legal warranties required by applicable law, as well as warranties for any installed system or appliance that are assigned to Buyer. Buyer acknowledges that all warranties of the Unit(s), express or implied, that are not assumed by Boxabl are waived and excluded, unless contrary to applicable law.

(g) Any warranty owed by Boxabl extends only to Buyer and is not transferable to any subsequent owner, unless contrary to applicable law.

9. Disclaimer of Liability, Limitation on Damages. BOXABL SHALL NOT BE LIABLE TO BUYER IN RESPECT OF ANY CLAIM, DEMAND OR ACTION, IRRESPECTIVE OF THE NATURE OF THE CAUSE OR THE CLAIM, DEMAND OR ACTION, ALLEGING ANY LOSS, INJURY OR DAMAGES, WHETHER DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL, ARISING OUT OF THE MOVEMENT, SITING, DEPLOYMENT, FINISHING, OCCUPANCY, USE OR POSSESSION OF THE UNITS, OR ANY INABILITY TO OCCUPY, USE OR POSSESS THE UNITS. BUYER WAIVES ALL SPECIAL OR CONSEQUENTIAL DAMAGES DUE TO DEFECTS IN THE UNITS TO THE EXTENT PERMITTED BY APPLICABLE LAW. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE MAXIMUM AGGREGATE AMOUNT OF MONEY DAMAGES FOR WHICH BOXABL MAY BE LIABLE TO PAY UNDER THIS AGREEMENT, RESULTING FROM ANY CAUSE WHATSOEVER, SHALL BE LIMITED TO THE AMOUNTS ACTUALLY PAID BY BUYER TO BOXABL UNDER THIS AGREEMENT. Some States, Territories and Countries do not allow certain liability exclusions or damages limitations, so to that extent the above may not apply to Buyer.

10. Insurance, Risk of Loss and Indemnification. Unless a charge is included in this Purchase Agreement for general liability or property damage insurance, payment for such coverage is not provided by Boxabl. Buyer must coordinate any insurance coverage of the Unit(s). Buyer assumes the risk of loss for the Unit(s) and components immediately upon shipment. Boxabl shall bear the risk of loss or damage to the Unit(s) prior to shipment thereof. In the event of substantial damage to the Unit(s) prior to the Shipment Date, and if the Unit(s) cannot be restored, this Purchase Agreement shall be null and void, although, within ten (10) days after receiving any such notice from Boxabl, Buyer will have right to complete the closing and receive any insurance proceeds regardless of the extent of the damage. Buyer waives claims against Boxabl relating to risk or loss after it is assumed by Buyer, even if Buyer’s insurance is not yet effective. Buyer agrees to indemnify Boxabl from claims arising from transport and installation of the Unit(s), and/or Buyer’s ownership of the real estate and personal property, after the Shipment Date.

11. Resolution of Disputes.

(a) Resolution Period. In the event of any dispute between the Parties, the aggrieved Party shall first send a written notice to the other Party describing the nature of the dispute and the desired resolution. Following such written notice, the Parties agree to discuss the matter for a period of sixty days (“Resolution Period”) in a good faith effort to resolve the dispute to their mutual satisfaction, which period can be extended by mutual written agreement of the Parties.

(b) Arbitration. In the event that any dispute between the Parties cannot be resolved within the Resolution Period, the Parties choose to proceed exclusively with binding arbitration for any claim or dispute arising out of or relating to this Agreement, in a proceeding before a single arbitrator to be administered in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association (AAA) in New York, New York, to the exclusion of all other jurisdictions, to the extent permitted by law. EACH PARTY WAIVES THEIR RIGHT TO BE HEARD IN A COURT OF LAW, with or without a jury. Buyer acknowledges and understands that this waiver and consent is a material inducement to Boxabl to enter into this Purchase Agreement. For avoidance of doubt, this agreement to arbitrate disputes between the Parties includes claims arising before this Agreement, such as claims related to statements about Boxabl’s products.

(c) Limitations on Arbitration. The arbitrator may only resolve disputes between the Parties, and may not consolidate such disputes with the claims of other parties. The arbitrator cannot hear class or representative claims or requests for relief on behalf of others purchasing or leasing Boxabl products. If a court or arbitrator decides that any part of this agreement to arbitrate cannot be enforced as to a particular claim for relief or remedy, then that claim or remedy (and only that claim or remedy) can be brought in court and any other claims must be arbitrated. The Parties irrevocably agree that any legal action or proceeding contemplated by this paragraph 11(c) must be brought and determined in a New York State or Federal Court sitting in the Borough of Manhattan in the City of New York. The Parties hereby irrevocably submit to the exclusive jurisdiction of the aforementioned courts and agree not to commence any action, suit or proceeding except in such courts.

12. Notices. All notices may be given by email to the email addresses given below, if confirmed by regular U.S. mail, postage prepaid, sent to the addresses of the Parties, with Boxabl’s address being 5345 East North Belt Road, North Las Vegas, NV 89115 USA; and Buyer’s address being set forth above.

13. Governing Law. This Purchase Agreement, and all matters arising out of or relating to this Agreement, shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule.

14. Waiver. Unless otherwise provided, the failure of either Boxabl or Buyer at any time to demand strict performance by the other of any terms, covenants or conditions set forth herein, shall not be constructed as a continuing waiver or relinquishment thereof, and either Party may, at any time, demand strict and complete performance by the other of said terms, covenants or conditions.

15. Severability. In the event that any of the terms of this Purchase Agreement are held to be partially or wholly invalid or unenforceable for any reason whatsoever, such holdings shall not affect, alter, modify or impair in any manner whatsoever, any of the other terms, or the remaining portion of any term, held to be partially invalid or unenforceable.

16. Entire Agreement. This Purchase Agreement constitutes the entire agreement between the Parties, and ONLY THOSE TERMS IN WRITING MAY BE ENFORCEABLE AND NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN PURCHASE AGREEMENT MAY BE LEGALLY ENFORCEABLE. No change or modification of this Purchase Agreement shall be valid unless the same shall be in writing and signed by Boxabl and Buyer. No waiver of any provision of this Purchase Agreement shall be valid unless in writing and signed by the Party against whom charged.

17. NOTICE TO BUYER: (A) DO NOT SIGN THE PURCHASE AGREEMENT BEFORE YOU READ IT OR IF IT CONTAINS ANY BLANK SPACES TO BE FILLED IN, other than, where applicable, the identification number or identifying marks of the final, constructed Unit; and (B) YOU ARE ENTITLED TO A COMPLETED FILLED- IN COPY OF THE PURCHASE AGREEMENT AND, IF PURCHASING A PRODUCT OR COMPONENTS COVERED BY WARRANTY, A COPY OF THE WARRANTY. Complaints concerning the purchase of a factory-built building shall be referred to Boxabl. If not resolved, the complaint may be referred to the governing state agency. RECEIPT OF A FILLED IN COPY OF THIS PURCHASE AGREEMENT IS HEREBY ACKNOWLEDGED BY THE BUYER.

18. Execution. This Purchase Agreement may be executed by hand or by mutually acceptable electronic means, and any electronic image that has been duly executed, or displays indicia of due execution by both Parties thereon, shall be given the same effect or be deemed an original. IMPORTANT: BUYER ACKNOWLEDGES HAVING READ AND UNDERSTOOD THE TERMS AND CONDITIONS CONTAINED IN THIS PURCHASE AGREEMENT BEFORE SIGNING IT. BUYER ACKNOWLEDGES RECEIVING A COPY OF THIS PURCHASE AGREEMENT AT THE TIME IT WAS SIGNED.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective the date and year first above written.

BOXABL INC.		BUYER

By (Printed)	Galiano tiramani	By (Printed)	David Punnett
By (Signature)	/s/ Galiano tiramani	By (Signature)	/s/ David Punnett
Title	Director	Date	07/14/2023
Date	07/14/2023	Email	punnettd@assurancecs.com
Email	G@boxabl.com

Exhibit A

Boxabl Inc. 5345 E N Belt Road N Las Vegas NV 89115	Sales Order
#S021
United States	7/13/2023

Bill To David Punnett 13535 Tarrasa ct W Jacksonville FL 32225 United States	Ship To David Punnett 7209 South Perkins Rd Stillwater OK 74074 United States	TOTAL $1,451,209.00

Payment Method	PO#	Shipping Method	Ship Date
			7/13/2023
Quantity	Item		Rate	Amount
24	BXB-000002 Front Door Studio Casita (Unit B)		$60,000.00	$1,440,000.00
	Front Door Studio Casita (Unit B)
24	Discount On Sale of Casita 10% Discount		$(6,000.00)	$(144,000.00)
	Freight		$88,826.00	$88,826.00
			Subtotal	$1,384,826.00
			Tax (5.122%)	$66,383.06
			Total	$1,451,209.06

Memo

SO% Due Upon Signing, 50% Due Prior to Shipment

Signature of Buyer /s/ David Punnett

Date: 07/14/2023

Exhibit B

STATEMENT OF INTENDED USE

Job site:	Project/Building Permit:	Stillwater Project
	Address:	7209 South Perkins Rd
	City/County/State:	Stillwater, OK 74074

I/we as owner/s of the above-described property, do hereby certify that the Boxabl Casita(s) will be used for the following:

(Give specific details on the intended use of the building):

I understand that any alternate use and non-compliance with this statement may result in the Boxabl Casita not being covered under the Limited Warranty per the Purchase Agreement.

Property Owner’s Signature*:	/s/ David Punnett	Date:	07/14/2023

Boxabl’s Acceptance of Use Signature*:	/s/ Galiano Tiramani	Date:	07/14/2023

Please be advised that any statement will be used to determine consistency with all applicable land use regulations. Permits from the Local Authority having Jurisdiction (LAJ) - will be required for any electrical, mechanical, foundation or plumbing installations.

5345 E. North Belt Road	North las Vegas, NV 89115	(702) 500-9000